Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 13, 2025, with respect to the consolidated financial statements of ProQR Therapeutics N.V. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

March 13, 2025